News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for InsWeb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Provides Update on Potrero Media Integration

SACRAMENTO, Calif., June 1, 2011 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today provided an update on integration activities following the reorganization of InsWeb and its Potrero Media subsidiary into a single entity, announced May 2, 2011.  This includes the consolidation of several operating departments and a reduction in workforce, which is expected to generate approximately $1.4 million in annualized cost reductions.

“With InsWeb and Potrero Media now operating as one company, we conducted a thorough and prudent analysis of the business that revealed the potential to realize greater efficiencies across the organization,” stated InsWeb Chairman & CEO Hussein Enan.  “We believe that we can continue to achieve our business objectives with a smaller headcount and expect to continue to grow profitably and to generate cash in 2011.”

As part of this reorganization, InsWeb will reduce its workforce by approximately 13%.  Most of the reduction will take place immediately.  The Company expects to record restructuring charges of approximately $550,000 in the second quarter of 2011 and approximately $25,000 in the third quarter of 2011 related to severance payments.

About InsWeb
InsWeb Corporation (NASDAQ:INSW - News) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, MedHealthInsurance.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition;  strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions and reorganizations; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in our direct marketing expenses or a reduction in the number of consumers visiting our websites; the willingness and capability of insurance companies or other insurance entities to offer their products on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.